Exhibit 2.1

SECOND AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AMENDING AGREEMENT dated March 11, 2021

AMONG:

TORCHLIGHT ENERGY REOURCES, INC., a corporation existing under the Laws of the State of Nevada (“RTO Acquiror”)

- and -

METAMATERIAL EXCHANGECO INC., a corporation existing under the Laws of the Province of Ontario and formerly named 2798832 ONTARIO INC. (“Canco”)

- and -

2798831 ONTARIO INC., a corporation existing under the Laws of the Province of Ontario (“Callco”)

- and -

METAMATERIAL INC., a corporation existing under the Laws of the Province of Ontario (“Meta”)

RECITALS:

A.	On December 14, 2020, the Parties entered into the arrangement agreement, as amended by an amendment to arrangement agreement dated February 3, 2021 (collectively, the “Arrangement Agreement”).
B.	The Parties wish to amend the Arrangement Agreement on the terms and conditions contained in this second amending agreement (the “Second Amending Agreement”).
C.	Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Arrangement Agreement.

THIS AMENDING AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

1.	The first sentence of Section 2.11(a) of the Arrangement Agreement is deleted in its entirety and replaced with the below:

RTO Acquiror shall take all action necessary under applicable Law to call and give notice of the RTO Acquiror Meeting by no later than March 31, 2021 and to hold the RTO Acquiror Meeting by no later than April 30, 2021, to vote on the (i) transactions contemplated by this Agreement, (ii) issuance of RTO Acquiror Shares pursuant to this Agreement and the Plan of Arrangement, (iii) RTO Acquiror Amended and Restated Articles and RTO Acquiror Amended and Restated Bylaws, (iv) Sale, (v) change of control of RTO Acquiror resulting from the transaction contemplated by this Agreement pursuant to rules of NASDAQ, (vi) Reverse Split, (vii) increase in the number of authorized shares of RTO Acquiror to an amount to be determined by Meta and to create a Special Voting Share in the capital of RTO Acquiror, (viii) 2020 Equity Incentive Plan of RTO Acquiror, and if required by Meta, the 2020 Employee Stock Purchase Plan of RTO Acquiror, each in the form provided by Meta and reasonably acceptable to RTO Acquiror, in each case such adoption to be effective upon consummation of the transactions contemplated by this Agreement, and (ix) the RTO Acquiror Board Matters (collectively, the “RTO Acquiror Shareholder Approval Matters”).

2.	The form of Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement is deleted in its entirety and replaced with the form of Plan of Arrangement attached as Schedule “A” hereto.
3.	Except as otherwise expressly provided herein, the Arrangement Agreement is hereby ratified and confirmed in all respects and shall remain and continue in full force and effect.
4.	The Parties hereby agree that on and after the date first referenced above, each reference in the Arrangement Agreement to “this Agreement” shall mean and be a reference to the Arrangement Agreement, as amended by this Second Amending Agreement.
5.	This Second Amending Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Second Amending Agreement. EACH PARTY TO THIS SECOND AMENDING AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS SECOND AMENDING AGREEMENT.
6.	Each Party hereto shall, from time to time, and at all times hereafter, at the request of any other Party, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof and the transactions contemplated hereby.
7.	This Second Amending Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, portable document format or similar executed electronic copy of this Second Amending Agreement, and such facsimile, portable document format or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF RTO Acquiror, Canco, Callco and Meta have caused this Second Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TORCHLIGHT ENERGY REOURCES, INC
By:	/s/ John A. Brda
Name: John A. Brda
Title: Chief Executive Officer

METAMATERIAL EXCHANGECO INC.
By:	/s/ John A. Brda
Name: John A. Brda
Title: Chief Executive Officer

2798831 ONTARIO INC.
By:	/s/ John A. Brda
Name: John A. Brda
Title: Chief Executive Officer

METAMATERIAL INC.
By:	/s/ George Palikaras
Name: George Palikaras
Title: Chief Executive Officer

[Amending Agreement – Arrangement Agreement]

SCHEDULE “A”
PLAN OF ARRANGEMENT

See attached.

PLAN OF ARRANGEMENT

Article 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario), as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Exchange and NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court.

“Arrangement Agreement” means the arrangement agreement made as of December 14, 2020 between RTO Acquiror, Canco, Callco and Meta, as amended, supplemented and/or restated in accordance with its terms.

“Articles of Arrangement” means the articles of arrangement of Meta in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Parties, each acting reasonably.

“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Houston, Texas are authorized or required by applicable Law to be closed.

“Callco” means (i) 2798831 Ontario Inc., being a direct or indirect wholly-owned subsidiary of RTO Acquiror incorporated under the laws of the Province of Ontario or (ii) any other direct or indirect wholly-owned subsidiary of RTO Acquiror designated by RTO Acquiror from time to time after the Effective Date in replacement thereof.

“Canadian Resident” means (i) a person who is not a non-resident of Canada for the purposes of the ITA, or (ii) a partnership that is a “Canadian partnership” for purposes of the ITA.

“Canco” means Metamaterial Exchangeco Inc. (formerly named 2798832 Ontario Inc.), a wholly-owned subsidiary of RTO Acquiror, incorporated under the laws of the Province of Ontario that issues the Exchangeable Shares pursuant to the Arrangement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Change of Law” means any amendment to the ITA and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are Canadian Resident, who hold their Exchangeable Shares as capital property, and who deal at arm’s length with RTO Acquiror and Canco (all for the purposes of the ITA and other applicable provincial income tax laws) to exchange their Exchangeable Shares for RTO Acquiror Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the ITA or applicable provincial income tax laws.

“Change of Law Call Date” has the meaning set out in Section 5.3(a).

“Change of Law Call Purchase Price” has the meaning set out in Section 5.3(a).

“Change of Law Call Right” has the meaning set out in Section 5.3(a).

“Consideration” means the consideration to be received by Meta Shareholders pursuant to the Plan of Arrangement in respect of each Meta Share that is issued and outstanding immediately prior to the Effective Time, being either the RTO Acquiror Share Consideration or the Exchangeable Share Consideration as elected by a Meta Shareholder or as otherwise determined in accordance with Section 2.3 in respect of each Meta Share held.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Current Market Price” has the meaning set out in the Exchangeable Share Provisions.

“Depositary” means the person acting as depositary under the Arrangement.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dissent Rights” has the meaning set out in Section 3.1.

“Dissenting Shareholder” means a holder of Meta Shares that has duly and validly exercised Dissent Rights and who is ultimately entitled to be paid the fair value of such holder’s Meta Shares as determined in accordance with Section 3.1.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder thereof on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco, Canco or RTO Acquiror from such holder.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Election Deadline” means 12:00 noon (Toronto time) on March 31, 2021, subject to any waiver or extension thereof by Meta in its discretion.

“Eligible Holder” means a Meta Shareholder who is (i) a Canadian Resident, and (ii) not exempt from tax under Part I of the ITA (or, in the case of a partnership, none of the partners of which is exempt from tax under Part I of the ITA).

“Exchange” means the Canadian Securities Exchange, the Toronto Stock Exchange or such other recognized securities exchange upon which the Exchangeable Shares may be listed for trading from time to time.

“Exchange Ratio” means the number of RTO Acquiror Shares or Exchangeable Shares that a Meta Shareholder will receive at the Effective Time in exchange for each one (1) Meta Share held, determined as follows:

A = B/C

where

A = the number of RTO Acquiror Shares or Exchangeable Shares to be received in exchange for each one (1) Meta Share, rounded to three decimal places;

B = the Meta Shareholders’ proportionate share of the total pro forma number of RTO Acquiror Shares to be outstanding upon completion of the Arrangement, which for greater certainty will be equal to 75% of the total pro forma number of outstanding RTO Acquiror Shares upon completion of the Arrangement (including any RTO Acquiror Shares issued or issuable by RTO Acquiror pursuant to any working capital financing of up to US$5,000,000 permitted pursuant to Section 5.3(b)(i) of the Arrangement Agreement, which are intended to be 100% dilutive to RTO Acquiror Shareholders, but excluding any RTO Acquiror Shares issued or issuable by RTO Acquiror pursuant to the Pre-Closing Financing Transaction to raise amounts in excess of such US$5,000,000 threshold, which are intended to be proportionally dilutive to each party at 75% to Meta Shareholders and 25% to RTO Acquiror Shareholders), subject to further adjustment upward for any other RTO Acquiror Shares issued or issuable prior to the Effective Time that are intended to be 100% dilutive to RTO Acquiror Shareholders; and

C = the number of Meta Shares outstanding immediately prior to the Effective Time.

“Exchange Time” means the time that the steps in Sections 2.2(b), 2.2(c), 2.2(d) and 2.2(e) occur.

“Exchangeable Elected Shares” means Meta Shares (other than Meta Shares held by RTO Acquiror or an affiliate) that the holder thereof shall have elected, in accordance with Section 2.3(a) in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Canco under the Arrangement for the Exchangeable Share Consideration.

“Exchangeable Share Consideration” means the consideration in the form of Exchangeable Shares, together with Ancillary Rights, elected for each Meta Share by a Meta Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3(a), which shall be that number of Exchangeable Shares equal to the Exchange Ratio for each Meta Share held immediately prior to the Effective Time.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be in substantially the form set out in Appendix I hereto.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

“Final Order” means an order of the Court granted pursuant to Section 185 of the OBCA, in a form acceptable to each of RTO Acquiror and Meta, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of RTO Acquiror and Meta, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to RTO Acquiror and Meta, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied.

“Governmental Entity” means (i) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or stock exchange, including the Exchange and NASDAQ, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing.

“holder” means the holder of Meta Shares, Meta Options or Meta Warrants shown from time to time in the central securities register maintained by or on behalf of Meta in respect of such securities, as the context requires.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Interim Order” means an order of the Court in a form acceptable to each of RTO Acquiror and Meta, acting reasonably, providing for, among other things, the calling and holding of the Meta Meeting, as the same may be amended by the Court with the consent of RTO Acquiror and Meta, each acting reasonably.

“ITA” means the Income Tax Act (Canada), as amended.

“Law” means, with respect to any person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Meta Shares or other securities of Meta, in the form accompanying the Meta Circular.

“Liquidation Amount” has the meaning set out in the Exchangeable Share Provisions.

“Liquidation Date” has the meaning set out in the Exchangeable Share Provisions.

“Meta” means Metamaterial Inc., a corporation governed under the OBCA.

“Meta Arrangement Resolution” means the special resolution of Meta Shareholders, Meta Optionholders, Meta Warrantholders and holders of Meta DSUs approving the Arrangement to be considered at the Meta Meeting.

“Meta Circular” means the notice of the Meta Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto and enclosures therewith, sent to the Meta Shareholders, as required by the Court in the Interim Order, in connection with the Meta Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Meta DSU” means a deferred share unit of Meta.

“Meta Meeting” means the special meeting of Meta Shareholders, Meta Optionholders, Meta Warrantholders and holders of Meta DSUs including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Meta Arrangement Resolution, and for any other purpose as may be set out in the Meta Circular.

“Meta Non-Canadian Subsidiaries” means Metamaterial Technologies USA, Inc. and Medical Wireless Sensing Ltd.

“Meta Optionholders” means the holders at the relevant time of Meta Options.

“Meta Options” means, at any time, options exercisable to acquire Meta Shares granted under the Option Plan which are, at such time, outstanding, whether or not vested.

“Meta Shareholders” means the holders of Meta Shares.

“Meta Shares” means issued and outstanding common shares in the capital of Meta.

“Meta Warrantholders” means the holders at the relevant time of Meta Warrants.

“Meta Warrants” means the common share purchase warrants to acquire Meta Shares which are at such time outstanding.

“NASDAQ” means the NASDAQ Capital Market.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Option Plan” means the stock option plan of Meta approved by Meta Shareholders on October 10, 2019.

“person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement.

“Pre-Closing Financing” has the meaning set out in the Arrangement Agreement.

“Redemption Call Purchase Price” has the meaning set out in Section 5.2(a).

“Redemption Call Right” has the meaning set out in Section 5.2(a).

“Redemption Date” has the meaning set out in the Exchangeable Share Provisions.

“RTO Acquiror” means Torchlight Energy Resources, Inc., a corporation existing under the laws of the State of Nevada.

“RTO Acquiror Note” has the meaning set out in Section 2.3(g)

“RTO Acquiror Replacement Option” means an option to acquire RTO Acquiror Shares to be issued by RTO Acquiror in consideration for the cancellation of each Meta Option.

“RTO Acquiror Share Consideration” means the consideration in the form of RTO Acquiror Shares elected or deemed to be elected for each Meta Share by a Meta Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3, which shall be that number of RTO Acquiror Shares equal to the Exchange Ratio for each Meta Share held immediately prior to the Effective Time.

“RTO Acquiror Shares” means the common stock, par value U.S.$0.01 per share, in the capital of RTO Acquiror.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authorities” means all securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC, the Exchange, and the NASDAQ, that are applicable to Meta or RTO Acquiror, as the case may be.

“Special Voting Share” means the special voting share in the capital of RTO Acquiror having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement.

“Support Agreement” means an agreement to be made among RTO Acquiror, Callco and Canco in connection with this Plan of Arrangement substantially in the form and substance of Schedule I to the Arrangement Agreement.

“Tax Election Package” means two copies of CRA form T2057, or, if the Meta Shareholder is a partnership, two copies of CRA form T2058 and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed and executed by the Meta Shareholder in accordance with the rules contained in the ITA or the relevant provincial legislation.

“Transfer Agent” means AST Trust Company (Canada) or such other person as may from time to time be appointed by Canco as the registrar and transfer agent for the Exchangeable Shares.

“US Dollars” or “US$” means United States dollars.

“Voting and Exchange Trust Agreement” means an agreement to be made among RTO Acquiror, Canco and the Trustee (as defined in the Exchangeable Share Provisions) in connection with this Plan of Arrangement substantially in the form of Schedule J to the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.2	Headings and References

The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3	Currency

Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in US Dollars.

1.4	Time

Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

Article 2
THE ARRANGEMENT

2.1	Binding Effect

Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and shall be binding at and after the Effective Time on Meta, RTO Acquiror, Canco, Callco, the Depositary, the Trustee and all holders and beneficial holders of Meta Shares, Meta Options, Meta DSUs and Meta Warrants including Dissenting Shareholders.

2.2	The Arrangement

Commencing at the Effective Time on the Effective Date, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur in the following order (except that the steps in Sections 2.2(b), 2.2(c), 2.2(d), 2.2(e) and 2.2(f) shall be deemed to occur simultaneously) without any further act or formality:

(a)	each Meta Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Meta and Meta shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 3 hereof, and the name of such holder shall be removed from the central securities register of Meta as a holder of Meta Shares and Meta shall be recorded as the registered holder of the Meta Shares so transferred and shall be deemed to be the legal owner of such Meta Shares, which Meta Shares shall thereupon be cancelled;

(b)	each Meta Option outstanding immediately prior to the Effective Time shall, without further action or formality by or on behalf of the holders thereof, be exchanged for an RTO Acquiror Replacement Option to purchase from the RTO Acquiror the number of RTO Acquiror Shares equal to the product of (A) the number of Meta Shares issuable pursuant to the exercise of the Meta Option immediately before the Effective Time, and (B) the Exchange Ratio, provided that if the foregoing would result in a fraction of an RTO Acquiror Share being issuable upon any particular exercise of RTO Acquiror Replacement Options, then the number of RTO Acquiror Shares otherwise issuable upon exercise of such RTO Acquiror Replacement Options shall be rounded down to the nearest whole number of RTO Acquiror Shares. The exercise price per RTO Acquiror Share subject to any such RTO Acquiror Replacement Option shall be an amount equal to the quotient of (A) the exercise price per Meta Share under the exchanged Meta Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Except as set out above, all terms and conditions of an RTO Acquiror Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Meta Option for which it was exchanged and any document evidencing a Meta Option shall thereafter evidence and be deemed to evidence such RTO Acquiror Replacement Option;
(c)	each Meta DSU shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the deferred share unit plan of Meta, the terms of the Meta DSUs shall be amended so as to substitute for the Meta Shares issuable pursuant to such Meta DSUs, such number of RTO Acquiror Shares equal to (A) the number of Meta Shares issuable pursuant to the Meta DSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number;
(d)	each Meta Warrant shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the applicable warrant certificate, the terms of the Meta Warrants shall be amended so as to (i) substitute for the Meta Shares issuable pursuant to the exercise of such Meta Warrants such number of RTO Acquiror Shares equal to (A) the number of Meta Shares issuable pursuant to the exercise of such Meta Warrants immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number; and (ii) adjust the exercise price per RTO Acquiror Share issuable pursuant to the exercise of any such Meta Warrant following the Effective Time to be an amount equal to the quotient of (A) the exercise price per Meta Share under the Meta Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio;
(e)	each issued and outstanding Meta Share (other than Exchangeable Elected Shares and other than Meta Shares held by RTO Acquiror or an affiliate thereof or Dissenting Shareholders) held by a Meta Shareholder shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Canco in exchange for RTO Acquiror Share Consideration in accordance with the election or deemed election of such Meta Shareholder pursuant to Section 2.3;

(f)	each Exchangeable Elected Share shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Canco in exchange for Exchangeable Share Consideration in accordance with the election of such Meta Shareholder pursuant to Section 2.3; and
(g)	RTO Acquiror, Canco and Callco shall execute the Support Agreement and RTO Acquiror, Canco and the Transfer Agent shall execute the Voting and Exchange Trust Agreement and RTO Acquiror shall issue to and deposit with the Transfer Agent the Special Voting Share in consideration of the payment to RTO Acquiror by Meta on behalf of the Meta Shareholders of one dollar ($1.00), to be thereafter held of record by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable by them under Section 2.2(c) in exchange for the Exchangeable Elected Shares for which they were exchanged.
2.3	Consideration Elections

With respect to the exchange of securities effected pursuant to Sections 2.2(b) and 2.2(c):

(a)	Meta Shareholders who are Eligible Holders may elect to (i) receive in respect of any or all of their Meta Shares, the Exchangeable Share Consideration and (ii) receive in respect of the balance of their Meta Shares, if any, the RTO Acquiror Share Consideration;
(b)	the election provided for in Section 2.3(a) shall be made by a Meta Shareholder depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Meta Shareholder’s election, together with certificates representing such holder’s Meta Shares, if any;
(c)	any Meta Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 2.3(b) and the Letter of Transmittal and Election Form in respect of any such Meta Shareholder’s Meta Shares, shall be deemed to have elected to receive the RTO Acquiror Share Consideration; and
(d)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Meta Shareholder.
2.4	Income Tax Elections

Meta Shareholders who are Eligible Holders who are entitled to receive Exchangeable Shares under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the person is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Meta Shares to Canco by providing the Tax Election Package to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Meta Shares transferred and the applicable agreed amounts (which cannot be less than the fair market value of the Ancillary Rights at the Exchange Time). Thereafter, subject to the Tax Election Package being correct and complete and complying with the provisions of the ITA (or applicable provincial income or corporate tax Law), the relevant forms will be signed by Canco and returned to such persons within 90 days after the receipt thereof by the Depositary for filing with the CRA (or the applicable provincial taxing Agency). Canco will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form and, except for Canco’s obligation to return duly completed Tax Election Packages which are received by the Depositary within 90 days of the Effective Date, within 90 days after the receipt thereof by the Depositary, Canco will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Meta Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, Canco may choose to sign and return Tax Election Packages received more than 90 days following the Effective Date, but Canco will have no obligation to do so.

2.5	Share Registers

Every Meta Shareholder from whom a Meta Share is transferred and acquired pursuant to the Arrangement shall be removed from the register of holders of Meta Shares at the Effective Time and shall cease to have any rights in respect of such Meta Shares, and Canco shall become the holder of such Meta Shares and shall be added to that register at the Effective Time and shall be entitled as of that time to all of the rights and privileges attached to the Meta Shares. Every Meta Shareholder who acquires Exchangeable Shares and/or RTO Acquiror Shares pursuant to the Arrangement shall be added to the register of holders of Exchangeable Shares and/or RTO Acquiror Shares, as applicable, and shall be entitled as of the Effective Time to all of the rights and privileges attached to the Exchangeable Shares and/or RTO Acquiror Shares, as the case may be.

2.6	Adjustments to Consideration

The consideration to be paid pursuant to Sections 2.2(b), 2.2(c), 2.2(d) and 2.2(e) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RTO Acquiror Shares or Meta Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to RTO Acquiror Shares or Meta Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

Article 3
DISSENT RIGHTS

3.1	Rights of Dissent

Holders of Meta Shares may exercise rights of dissent with respect to those Meta Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 185 of the OBCA and this Section 3.1 in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the resolution approving the Arrangement referred to in Section 185(6) of the OBCA must be received by Meta not later than 5:00 p.m. (Toronto time) on the second Business Day before the Meta Meeting; and provided further that, notwithstanding the provisions of Section 185 of the OBCA, Meta Shareholders who duly exercise Dissent Rights and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who:

(a)	ultimately are determined to be entitled to be paid fair value for their Meta Shares, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Exchange Time, shall be deemed to have transferred those Meta Shares as of the Exchange Time at the fair value of the Meta Shares determined as of the Exchange Time in accordance with Section 2.2(a), without any further act or formality and free and clear of all Encumbrances, to Meta and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Meta Shares; or

(b)	ultimately are determined not to be entitled, for any reason, to be paid fair value for their Meta Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of Meta Shares who has not exercised Dissent Rights and shall be deemed to have elected to receive, and shall receive, the consideration provided in Section 2.3(c), but in no case shall Meta, RTO Acquiror, Canco, the Depositary or any other person be required to recognize any such holder as a holder of Meta Shares after the Exchange Time, and the names of each such holder shall be deleted from the register of holders of Meta Shares at the Exchange Time.

Article 4
SHARE DEPOSIT AND FRACTIONAL SHARES

4.1	Share Deposit

Prior to the Exchange Time, Canco and RTO Acquiror shall deposit or cause to be deposited with the Depositary, for the benefit of the holders of Meta Shares, the aggregate number of whole Exchangeable Shares and the aggregate number of whole RTO Acquiror Shares issuable to holders of Meta Shares in accordance with Section 2.2(b) and Section 2.2(c) under this Plan of Arrangement. Upon surrender to the Depositary by a holder of Meta Shares of a duly completed Letter of Transmittal and Election Form and such other documents and instruments as the Depositary may reasonably require along with the certificate or certificates, if any, representing such Meta Shares to be exchanged under the Arrangement for cancellation, such holder of Meta Shares shall be entitled to receive, and promptly after the Exchange Time the Depositary shall deliver to such person, written evidence of the book entry issuance in uncertificated form to, or certificates registered in the name of, such person representing that number of Exchangeable Shares and/or RTO Acquiror Shares which such person is entitled to receive in accordance with Section 2.2(b) and Section 2.2(c) less any amounts withheld pursuant to Section 4.5, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Meta Shares which was not registered in the transfer records of Meta, written evidence of the book entry issuance of, or certificates representing, the number of Exchangeable Shares and/or RTO Acquiror Shares issuable to the registered holder may be registered in the name of and issued to the transferee if the certificate representing such Meta Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and Election Form and all documents required to evidence and effect such transfer. Without limiting the provisions of Section 2.5, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Exchange Time represented one or more outstanding Meta Shares that, under the Arrangement, were exchanged pursuant to Section 2.2(b) or Section 2.2(c), shall be deemed at all times after the Exchange Time to represent only the right to receive upon such surrender (i) the Consideration to which the holder thereof is entitled under the Arrangement, or as to a certificate held by a Dissenting Shareholder (other than a shareholder who exercised Dissent Rights who is deemed to have participated in the Arrangement pursuant to Section 3.1(b)), to receive the fair value of the Meta Shares represented by such certificate, and (ii) any dividends or distributions with a record date after the Exchange Time theretofore paid or payable with respect to any Exchangeable Shares or RTO Acquiror Shares issued in exchange therefor as contemplated by Section 4.2, in each case less any amounts withheld pursuant to Section 4.5.

4.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or RTO Acquiror Shares, in each case with a record date after the Exchange Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Exchange Time represented outstanding Meta Shares, unless and until such person shall have surrendered its certificates representing Meta Shares in accordance with the provisions of Section 4.1. Subject to applicable Law, at the time such person shall have surrendered its certificates representing Meta Shares in accordance with the provisions of Section 4.1, there shall be paid to such person, without interest (i) the amount of dividends or other distributions with a record date after the Exchange Time theretofore paid with respect to the Exchangeable Share or the RTO Acquiror Share, as the case may be, to which such person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Exchange Time but prior to the date of surrender of certificates representing Meta Shares by such person in accordance with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or RTO Acquiror Shares, as the case may be.

4.3	No Fractional Shares

No fractional Exchangeable Shares or fractional RTO Acquiror Shares shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of Canco or RTO Acquiror shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Canco or RTO Acquiror. Where the aggregate number of RTO Acquiror Shares or Exchangeable Shares to be issued to a Meta Shareholder as consideration under the Arrangement would result in a fraction of a RTO Acquiror Share or an Exchangeable Share being issuable, the number of RTO Acquiror Shares or Exchangeable Shares, as the case may be to be received by such Meta Shareholder shall be rounded down to the nearest whole RTO Acquiror Share or Exchangeable Share, as the case may be.

4.4	Lost Certificates

In the event any certificate which immediately prior to the Exchange Time represented one or more outstanding Meta Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any Exchangeable Shares or RTO Acquiror Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Section 2.2 and such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom Exchangeable Shares or RTO Acquiror Shares (and any dividends or distributions with respect thereto) are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Meta, and RTO Acquiror and its transfer agent (each acting reasonably) in such amount as RTO Acquiror may direct or otherwise indemnify Meta, Canco and RTO Acquiror in a manner satisfactory to Meta, Canco and RTO Acquiror against any claim that may be made against Meta, Canco or RTO Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5	Extinction of Rights

Any certificate which immediately prior to the Exchange Time represented outstanding Meta Shares that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the date of the notice referred to in Section 7(2) of the Exchangeable Share Provisions shall cease to represent a claim or interest of any kind or nature as a securityholder of Canco or RTO Acquiror. On such date, the Exchangeable Shares and/or RTO Acquiror Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Canco. None of RTO Acquiror, Meta, Canco, Callco or the Depositary shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.6	Withholding Rights

Meta, Canco, Callco, RTO Acquiror and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Meta Shares, RTO Acquiror Shares or Exchangeable Shares such amounts as Meta, Canco, Callco, RTO Acquiror or the Depositary is required to deduct and withhold with respect to such payment under the ITA, United States tax laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. Meta, Canco, Callco, RTO Acquiror and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to Meta, Canco, Callco, RTO Acquiror and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Meta, Canco, Callco, RTO Acquiror and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

4.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Meta Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Meta Shares (other than RTO Acquiror, Canco or any of their respective affiliates), and of Meta, RTO Acquiror, Canco, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Meta Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 5
RIGHTS OF RTO ACQUIROR AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

5.1	Liquidation Call Right

In addition to the rights contained in the Exchangeable Share Provisions, RTO Acquiror and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 5.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Liquidation Call Right, RTO Acquiror and Callco shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, and subject to the sale and purchase contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by RTO Acquiror or Callco, as the case may be, to each such holder of an amount per share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of RTO Acquiror Shares on the last Business Day prior to the Liquidation Date plus the Dividend Amount, which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount in accordance with Section 5.1(c). In the event of the exercise of the Liquidation Call Right by RTO Acquiror or Callco, as the case may be, each such holder of Exchangeable Shares (other than RTO Acquiror and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to RTO Acquiror or Callco, as the case may be, on the Liquidation Date upon payment by RTO Acquiror or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price for each such share, and Canco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.
(b)	Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, RTO Acquiror or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Canco of its intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Canco or any other voluntary distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, at least 30 days before the Liquidation Date and at least 30 days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Canco or any other involuntary distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs. The RTO Acquiror will or will cause the Transfer Agent to notify the holders of the Exchangeable Shares as to whether or not RTO Acquiror and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which RTO Acquiror or Callco may exercise the Liquidation Call Right. If RTO Acquiror and/or Callco exercises the Liquidation Call Right, then on the Liquidation Date, RTO Acquiror and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount.

(c)

For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to exercise of the Liquidation Call Right, RTO Acquiror or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the aggregate number of RTO Acquiror Shares required to be delivered or caused to be delivered pursuant to Section 5.1(a) and a cheque or cheques payable at par at any branch of the bankers of the applicable entity representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.5. Provided that such consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than RTO Acquiror and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the RTO Acquiror Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RTO Acquiror or Callco, as applicable, shall transfer to such holder, the RTO Acquiror Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder written evidence of the book entry issuance in uncertificated form of the RTO Acquiror Shares to which the holder is entitled and a cheque or cheques of RTO Acquiror or Callco, as applicable, payable at par at any branch of the bankers of RTO Acquiror or Callco, respectively, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RTO Acquiror Shares with a record date after the Liquidation Date and before the date of the transfer of such RTO Acquiror Shares to such holder, less any amounts withheld pursuant to Section 4.6. If neither RTO Acquiror or Callco exercises the Liquidation Call Right in the manner described above, on the Liquidation Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Canco in connection with the liquidation, dissolution or winding-up of Canco or any distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

5.2	Redemption Call Right

In addition to the rights contained in the Exchangeable Share Provisions, RTO Acquiror and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)

Subject to the proviso in Section 5.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Redemption Call Right, and notwithstanding the proposed redemption of the Exchangeable Shares by Canco pursuant to Section 7 of the Exchangeable Share Provisions, RTO Acquiror and Callco shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by RTO Acquiror or Callco, as the case may be, to each such holder an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of an RTO Acquiror on the last Business Day prior to the Redemption Date plus the Dividend Amount, which shall be satisfied in full by RTO Acquiror or Callco, as applicable, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount in accordance with Section 5.2(c). In the event of the exercise of the Redemption Call Right by RTO Acquiror or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to RTO Acquiror or Callco, as the case may be, on the Redemption Date upon payment by RTO Acquiror or Callco, as the case may be, to such holder of the Redemption Call Purchase Price for each such share, and Canco shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased.

(b)	Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Redemption Call Right. To exercise the Redemption Call Right, RTO Acquiror or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Canco of its intention to exercise such right (i) in the case of a redemption occurring as a result of a RTO Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), on or before the Redemption Date, and (ii) in any other case, at least 30 days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not RTO Acquiror and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which RTO Acquiror or Callco may exercise the Redemption Call Right. If RTO Acquiror and/or Callco exercises the Redemption Call Right, RTO Acquiror and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price which shall be satisfied in full by RTO Acquiror or Callco delivering or causing to be delivered to each such holder one RTO Acquiror Share plus any Dividend Amount.

(c)

For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, RTO Acquiror and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, an aggregate number of RTO Acquiror Shares and a cheque or cheques payable at par at any branch of the bankers of RTO Acquiror or Callco, as applicable, representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price less any amounts withheld pursuant to Section 4.5. Provided that RTO Acquiror or Callco, as applicable, has complied with the immediately preceding sentence, the holders of the Exchangeable Shares (other than RTO Acquiror and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the RTO Acquiror Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RTO Acquiror or Callco, as the case may be, shall transfer to such holder, the RTO Acquiror Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder of the RTO Acquiror Shares to which the holder is entitled and a cheque or cheques of RTO Acquiror or Callco, as the case may be, payable at par at any branch of the bankers of RTO Acquiror or Callco, respectively, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RTO Acquiror Shares with a record date after the Redemption Date and before the date of the transfer of such RTO Acquiror Shares to such holder, less any amounts withheld pursuant to Section 4.6. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Canco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3	Change of Law Call Right

In addition to the rights contained in the Exchangeable Share Provisions, RTO Acquiror and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 5.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Change of Law Call Right, RTO Acquiror and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by RTO Acquiror or Callco, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Current Market Price of RTO Acquiror Shares on the last Business Day prior to the Change of Law Call Date plus the Dividend Amount, which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount. In the event of the exercise of the Change of Law Call Right by RTO Acquiror or Callco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to RTO Acquiror or Callco, as the case may be, on the Change of Law Call Date upon payment by RTO Acquiror or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(b)	Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, RTO Acquiror or Callco must notify the Transfer Agent of its intention to exercise such right at least 30 days before the date on which RTO Acquiror or Callco intends to acquire the Exchangeable Shares (the “Change of Law Call Date”). If RTO Acquiror or Callco exercises the Change of Law Call Right, then, on the Change of Law Call Date, RTO Acquiror or Callco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price, which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount.

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, RTO Acquiror or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the aggregate number of RTO Acquiror Shares which RTO Acquiror or Callco, as the case may be, shall deliver or cause to be delivered pursuant to Section 5.4(a) and a cheque or cheques of RTO Acquiror or Callco, as the case may be, payable at par at any branch of the bankers of RTO Acquiror or Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 4.6. Provided that RTO Acquiror or Callco has complied with the immediately preceding sentence, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by RTO Acquiror or Callco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of RTO Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RTO Acquiror or Callco, as the case may be, shall transfer to such holder, the RTO Acquiror Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder written evidence of the book entry issuance in uncertificated form of the RTO Acquiror Shares to which the holder is entitled and a cheque or cheques of RTO Acquiror or Callco, as the case may be, payable at par at any branch of the bankers of RTO Acquiror or Callco, as the case may be, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RTO Acquiror Shares with a record date after the Redemption Date and before the date of the transfer of such RTO Acquiror Shares to such holder, less any amounts withheld pursuant to Section 4.5.

Article 6
AMENDMENT

6.1	Plan of Arrangement Amendment
(a)	With the prior written consent of RTO Acquiror, not to be unreasonably withheld, Meta may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Meta Meeting, approved by the Court and communicated to Meta Shareholders, Meta Optionholders and Meta Warrantholders if and as required by the Court.
(b)	With the prior written consent of RTO Acquiror, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Meta at any time before or at the Meta Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meta Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.
(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meta Meeting shall be effective only if (i) it is consented to in writing by Meta and RTO Acquiror and, (ii) if required by the Court, it is consented to by Meta Shareholders, Meta Optionholders and/or Meta Warrantholders voting in the manner directed by the Court.
(d)	With the prior written consent of RTO Acquiror, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date by Meta and without the approval of the Court, Meta Shareholders, Meta Optionholders or Meta Warrantholders, provided that it concerns a matter which, in the reasonable opinion of Meta, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any Meta Shareholder, Meta Optionholder or Meta Warrantholder.
(e)	This Plan of Arrangement may be withdrawn prior to the Exchange Time in accordance with the Arrangement Agreement.

Article 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Meta, RTO Acquiror, Callco and Canco shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

Article 8
NOTICE

Any notice to be given by RTO Acquiror or Canco to Meta Shareholders, Meta Optionholders or Meta Warrantholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered Meta Shareholders, Meta Optionholders or Meta Warrantholders, as the case may be, at their addresses as shown on the applicable register of such holders maintained by Meta and will be deemed to have been received on the first day following the date of mailing which is a Business Day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal and Election Form apply notwithstanding any accidental omission to give notice to any one or more Meta Shareholders, Meta Optionholders or Meta Warrantholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, RTO Acquiror intends to make reasonable efforts to disseminate any notice by other means, such as dissemination by press release.

Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, certificates, if any, for RTO Acquiror Shares and Exchangeable Shares issuable, pursuant to the Arrangement need not be mailed if RTO Acquiror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent in respect of which the certificates being issued were deposited, upon application to the Transfer Agent, until such time as RTO Acquiror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, the deposit of cheques and certificates with the Transfer Agent in such circumstances will constitute delivery to the persons entitled thereto and the RTO Acquiror Shares will be deemed to have been paid for immediately upon such deposit.

Appendix I
TO THE PLAN OF ARRANGEMENT PROVISIONS
ATTACHING TO THE EXCHANGEABLE SHARES